CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Notes	$7,000,000	$901.60

Pricing supplement no. 1831

To prospectus dated November 14, 2011,

prospectus supplement dated November 14, 2011,

product supplement no. 8-I dated November 14, 2011 and

underlying supplement no. 1-I dated November 14, 2011

Registration Statement No. 333-177923 Dated October 11, 2013 Rule 424(b)(2)

$7,000,000
5.15% per annum Single Observation Auto Callable Yield Notes due October 16, 2014 Linked to the Lesser Performing of the iShares® MSCI EAFE ETF and the Russell 2000® Index

General

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The notes are designed for investors who seek a higher interest rate than the current yield on a conventional debt security with the same maturity issued by us. Investors should be willing to forgo the potential to participate in the appreciation of either the iShares® MSCI EAFE ETF or the Russell 2000® Index and to forgo dividend payments. Investors should be willing to assume the risk that they will receive less interest if the notes are automatically called and the risk that, if the notes are not automatically called, they may lose some or all of their principal at maturity.

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The notes will pay 5.15% per annum interest over the term of the notes, assuming no automatic call, payable at a rate of 0.42917% per month. However, the notes do not guarantee any return of principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

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The notes will be automatically called if the closing level or closing price, as applicable, of each Underlying on any Call Date is greater than or equal to its Starting Underlying Level. The first Call Date, and therefore the earliest date on which an automatic call may be initiated, is January 13, 2014.

—	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing October 16, 2014**
—	The payment at maturity is not linked to a basket composed of the Underlyings. The payment at maturity is linked to the performance of each of the Underlyings individually, as described below.
—	Minimum denominations of $1,000 and integral multiples thereof
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The notes are expected to price on or about October 11, 2013 and are expected to settle on or about October 16, 2013. The Pricing Date, for purposes of the notes, is the day that the terms of the notes become final. The Starting Underlying Level of each Underlying has been determined by reference to the closing level or closing price, as applicable, of that Underlying on October 8, 2013 and not by reference to the closing level or closing price, as applicable, of that Underlying on the Pricing Date.

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The terms of the notes as set forth in “Key Terms” below, to the extent they differ from or conflict with those set forth in the accompanying product supplement no. 8-I, supersede the terms set forth in product supplement no. 8-I. In particular, the payment at maturity if a Trigger Event has occurred will be as set forth under “Key Terms — Payment at Maturity” below, and the notes will be automatically called if the closing level or closing price, as applicable, of each Underlying is greater than or equal to its Starting Underlying Level. See “Supplemental Terms of the Notes” on page PS-1 of this pricing supplement.

Key Terms

Underlyings:	The iShares® MSCI EAFE ETF (Bloomberg ticker: EFA) (the “Fund”) and the Russell 2000® Index (Bloomberg ticker: RTY) (the “Index”) (each, an “Underlying” and collectively, the “Underlyings”)
Interest Rate:	5.15% per annum over the term of the notes, assuming no automatic call, payable at a rate of 0.42917% per month
Automatic Call:	If on any Call Date, the closing level or closing price, as applicable, of each Underlying is greater than or equal to its Starting Underlying Level, the notes will be automatically called on that Call Date.
Payment if Called:	If the notes are automatically called, on the relevant Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding that Call Settlement Date.
Buffer Amount:	With respect to the iShares® MSCI EAFE ETF, $12.542, which is equal to 20.00% of its Starting Underlying Level (subject to adjustments). With respect to the Russell 2000® Index, 209.452, which is equal to 20.00% of its Starting Underlying Level
Pricing Date:	October 11, 2013
Settlement Date:	On or about October 16, 2013
Observation Date*	October 10, 2014
Maturity Date*	October 16, 2014
CUSIP:	48126NXJ1
Interest Payment Dates*:	November 18, 2013, December 16, 2013, January 16, 2014, February 18, 2014, March 17, 2014, April 16, 2014, May 16, 2014, June 16, 2014, July 16, 2014, August 18, 2014, September 16, 2014 and the Maturity Date
Payment at Maturity:

If the notes have not been automatically called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest at maturity, unless a Trigger Event has occurred.

If the notes have not been automatically called and a Trigger Event has occurred, at maturity you will lose 1.25% of the principal amount of your notes for every 1% that the Ending Underlying Level of the Lesser Performing Underlying is less than its Starting Underlying Level by more than its Buffer Amount. Under these circumstances, your payment at maturity per $1,000 principal amount note, in addition to any accrued and unpaid interest, will be calculated as follows:

$1,000 + [$1,000 × (Lesser Performing Underlying Return + 20%) × 1.25]

You will lose some or all of your principal at maturity if the notes have not been automatically called and a Trigger Event has occurred.

Trigger Event:	A Trigger Event occurs if the Ending Underlying Level (i.e., the closing level or closing price, as applicable, on the Observation Date) of either Underlying is less than its Starting Underlying Level by more than its Buffer Amount.
Call Dates*:	January 13, 2014 (first Call Date), April 11, 2014 (second Call Date) and July 11, 2014 (final Call Date)
Call Settlement Dates*:	With respect to each Call Date, the first Interest Payment Date occurring after that Call Date
Other Key Terms:	See “Additional Key Terms” on the next page.
*	Subject to postponement as described under “Description of Notes — Postponement of a Determination Date,” “Description of Notes — Payment at Maturity” and “Description of Notes — Interest Payments” in the accompanying product supplement no. 8-I

Investing in the Single Observation Auto Callable Yield Notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement no. 8-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement 1-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$0.50	$999.50
Total	$7,000,000	$3,500	$6,996,500
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.50 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-48 of the accompanying product supplement no. 8-I.

The estimated value of the notes as determined by JPMS, when the terms of the notes were set, was $985.20 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

October 11, 2013

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 8-I dated November 14, 2011 and underlying supplement no. 1-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated October 9, 2013 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 8-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 8-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007604/e46186_424b2.pdf

—	Underlying supplement no. 1-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

—	Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

—	Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Underlying Return:	With respect to each Underlying: (Ending Underlying Level – Starting Underlying Level) Starting Underlying Level

Starting Underlying Level:	With respect to the Index, the closing level of the Index on October 8, 2013, which was 1,047.26. With respect to the Fund, the closing price of one share of the Fund on October 8, 2013, which was $62.71, divided by the Share Adjustment Factor. The Starting Underlying Level of each Underlying will not be determined by reference to the closing level or closing price, as applicable, of that Underlying on the Pricing Date.

Ending Underlying Level:	With respect to each Underlying, the closing level or closing price, as applicable, of that Underlying on the Observation Date

Share Adjustment Factor:	With respect to the Fund, set equal to 1.0 on October 8, 2013 and subject to adjustment under certain circumstances. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 8-I.

Lesser Performing Underlying:	The Underlying with the Lesser Performing Underlying Return

Lesser Performing Underlying Return:	The lower of the Underlying Returns of the Underlyings

Supplemental Terms of the Notes

For purposes of the notes offered by this pricing supplement, notwithstanding anything to the contrary in product supplement no. 8-I:

—	the payment at maturity if a Trigger Event has occurred will be as set forth under “Key Terms — Payment at Maturity” on the cover of this pricing supplement; and

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the notes will be automatically called if the closing level or closing price, as applicable, of each Underlying is greater than or equal to its Starting Underlying Level. See “Key Terms — Automatic Call” on the cover of this pricing supplement.

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Selected Purchase Considerations

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THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US — The notes will pay interest at the Interest Rate specified on the cover of this pricing supplement, assuming no automatic call, which is higher than the yield currently available on debt securities of comparable maturity issued by us. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

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MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments as specified on the cover of this pricing supplement, assuming no automatic call. Interest will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date (which may be a Call Settlement Date). If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment.

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POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing level or closing price, as applicable, of each Underlying on any Call Date is greater than or equal to its Starting Underlying Level, your notes will be automatically called prior to the Maturity Date. Under these circumstances, on the relevant Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding that Call Settlement Date.

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THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred. A Trigger Event occurs if the Ending Underlying Level of either Underlying is less than its Starting Underlying Level by more than its Buffer Amount. If the notes have not been automatically called and a Trigger Event has occurred, you will lose 1.25% of the principal amount of your notes for every 1% that the Ending Underlying Level of the Lesser Performing Underlying is less than its Starting Underlying Level by more than its Buffer Amount. Accordingly, you could lose some or all of your principal amount at maturity.

—	EXPOSURE TO EACH OF THE UNDERLYINGS — The return on the notes is linked to the Lesser Performing Underlying, which will be either the iShares® MSCI EAFE ETF or the Russell 2000® Index.

The iShares® MSCI EAFE ETF is an exchange-traded fund of iShares® Trust, a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE® Index, which we refer to as the Underlying Index with respect to the iShares® MSCI EAFE ETF. The MSCI EAFE® Index is a free float-adjusted market capitalization index intended to measure the equity market performance of the developed equity markets in Europe and Asia and in Australia and New Zealand. On July 1, 2013, the name of the iShares® MSCI EAFE ETF was changed from the iShares® MSCI EAFE Index Fund to the current name. For additional information about the iShares® MSCI EAFE ETF, see the information set forth under “Fund Descriptions — The iShares® MSCI EAFE Index Fund” in the accompanying underlying supplement no. 1-I.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell 2000® Index” in the accompanying underlying supplement no. 1-I.

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TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 8-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as units each comprising: (x) a Put Option written by you that is terminated if an Automatic Call occurs and that, if not terminated, in circumstances where the payment due at maturity is less than $1,000 (excluding accrued and unpaid interest) requires you to pay us an amount equal to the product of (1) 1.25 and (2) the absolute value of the Lesser Performing Underlying Return plus its Buffer Amount and (y) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the allocation described in the following paragraph. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

In determining our reporting responsibilities, we intend to treat approximately 10.29% of each interest payment as interest on the Deposit and the remainder as Put Premium. Assuming that the treatment of the notes as units each

JPMorgan Structured Investments — Single Observation Auto Callable Yield Notes Linked to the Lesser Performing of the iShares® MSCI EAFE ETF and the Russell 2000® Index	PS-2

comprising a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to sale or settlement, including a settlement following an Automatic Call.

Non-U.S. Holders - Additional Tax Consideration

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative treatments, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in either or both of the Underlyings or any of the equity securities included in or held by the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 8-I dated November 14, 2011 and in the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14, 2011.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes have not been automatically called and a Trigger Event has occurred, your investment will be exposed to loss on a leveraged basis. Under these circumstances, you will lose 1.25% of your principal amount at maturity for every 1% that the Ending Underlying Level of the Lesser Performing Underlying is less than its Starting Underlying Level by more than its Buffer Amount. Accordingly, you could lose up to the entire principal amount of your notes at maturity.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the relevant Call Settlement Date.

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REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as approximately three months and you will not receive interest payments after the relevant Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

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YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF EITHER UNDERLYING — If the notes have not been automatically called and a Trigger Event has not occurred, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of either Underlying, which may be significant. If the notes are automatically called, for each $1,000 principal amount note, you will receive $1,000 on the relevant Call Settlement Date plus any accrued and unpaid interest, regardless of the appreciation in the value of either Underlying, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in either Underlying during the term of the notes.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in

JPMorgan Structured Investments — Single Observation Auto Callable Yield Notes Linked to the Lesser Performing of the iShares® MSCI EAFE ETF and the Russell 2000® Index	PS-3

connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 8-I for additional information about these risks.

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YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE CLOSING LEVEL OR CLOSING PRICE, AS APPLICABLE, OF EACH UNDERLYING — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings. If the notes have not been automatically called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to both of the Underlyings. Poor performance by either of the Underlyings over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Underlying. Accordingly, your investment is subject to the risk of decline in the closing level or closing price, as applicable, of each Underlying.

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YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LESSER PERFORMING UNDERLYING — If the notes have not been automatically called and a Trigger Event has occurred, you will lose some or all of your principal amount at maturity. This will be true even if the Ending Underlying Level of the other Underlying is greater than or equal to its Starting Underlying Level. The Underlyings’ respective performance may not be correlated and, as a result, if the notes have not been automatically called, you may receive the principal amount of your notes at maturity only if there is a broad-based rise in the performance of U.S. and international equities across diverse markets during the term of the notes.

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BUFFER AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY — Assuming the notes have not been automatically called, we will pay you your principal back at maturity only if the Ending Underlying Level of each Underlying is not less than its Starting Underlying Level by more than its Buffer Amount. If the notes have not been automatically called and a Trigger Event has occurred, you will be fully exposed at maturity to any decline in the value of the Lesser Performing Underlying.

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JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a

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result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level or price, as applicable, of the Underlyings, including:

—	any actual or potential change in our creditworthiness or credit spreads;
—	customary bid-ask spreads for similarly sized trades;
—	secondary market credit spreads for structured debt issuances;
—	the interest rate on the notes;
—	the actual and expected volatility of the Underlyings;
—	the time to maturity of the notes;
—	whether a Trigger Event is expected to occur;
—	the likelihood of an automatic call being triggered;
—	the dividend rates on the Fund and the equity securities included in or held by the Underlyings;
—	the actual and expected positive or negative correlation between the Underlyings, or the actual or expected absence of any such correlation;
—	interest and yield rates in the market generally;
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the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities held by the Fund trade and the correlation among those rates and the prices of the Fund;

—	the occurrence of certain events to the Fund that may or may not require an adjustment to the Share Adjustment Factor; and
—	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or the securities included in or held by the Underlyings would have.

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VOLATILITY RISK — Greater expected volatility with respect to an Underlying indicates a greater likelihood as of the Pricing Date that the closing level or closing price, as applicable, of that Underlying could be less than its Starting Underlying Level by more than its Buffer Amount. An Underlying’s volatility, however, can change significantly over the term of the notes. The closing level or closing price, as applicable, of an Underlying could fall sharply on any day during the term of the notes, which could result in a significant loss of principal.

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AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

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THERE ARE RISKS ASSOCIATED WITH THE FUND — Although the shares of the Fund are listed for trading on NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund and, consequently, the value of the notes.

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DIFFERENCES BETWEEN THE FUND AND THE UNDERLYING INDEX — The Fund does not fully replicate the Underlying Index and may hold securities not included in the Underlying Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index. All of these factors may lead to a lack of correlation between the Fund and the Underlying Index. In addition, corporate actions with respect to the equity securities held by the Fund (such as mergers and spin-offs) may impact the variance between the Fund and the Underlying Index. Finally, because the shares of the Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Underlying Index.

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NON-U.S. SECURITIES RISK — The equity securities held by the Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

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THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of the equity securities held by the Fund are converted into U.S. dollars for purposes of calculating the net asset value of the Fund, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Fund denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Fund will be adversely affected and the payment at maturity, if any, may be reduced. Of particular importance to potential currency exchange risk are:

—	existing and expected rates of inflation;
—	existing and expected interest rate levels;
—	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
—	political, civil or military unrest in the countries issuing those currencies and the United States; and
—	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

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What Is the Total Return on the Notes at Maturity or Upon Automatic Call, Assuming a Range of Performances for the Lesser Performing Underlying?

The following tables and examples illustrate the hypothetical total return on the notes at maturity or upon automatic call. The “note total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity or upon automatic call plus the interest payments received to and including the Maturity Date or the relevant Call Settlement Date, as applicable, per $1,000 principal amount note to $1,000. The tables and examples below assume that the Lesser Performing Underlying is the Russell 2000® Index and that the closing price of the iShares® MSCI EAFE ETF on each Call Date is greater than or equal to its Starting Underlying Level. We make no representation or warranty as to which of the Underlyings will be the Lesser Performing Underlying for purposes of calculating your actual payment at maturity, if applicable, or as to what the closing level or closing price, as applicable, of either Underlying will be on any Call Date. In addition, the following tables and examples assume a Starting Underlying Level for the Lesser Performing Underlying of 1,050 reflect the Interest Rate of 5.15% per annum over the term of the notes (assuming no automatic call) and the Buffer Amount of 20.00%. Each hypothetical total return and total payment set forth below is for illustrative purposes only and may not be the actual total return or total payment applicable to a purchaser of the notes. The numbers appearing in the following tables and examples have been rounded for ease of analysis.

What Is the Total Return on the Notes at Maturity if the Notes Have Not Been Automatically Called?

The following table and examples illustrate the hypothetical total return on the notes at maturity if the notes have not been automatically called.

Closing Level of the Lesser Performing Underlying	Lesser Performing Underlying Closing Level Appreciation / Depreciation at Relevant Call Date	Note Total Return at Maturity Date if a Trigger Event Has Not Occurred (1)	Note Total Return at Maturity Date if a Trigger Event Has Occurred (1)
1,890.000	80.00%	5.1500%	N/A
1,732.500	65.00%	5.1500%	N/A
1,575.000	50.00%	5.1500%	N/A
1,470.000	40.00%	5.1500%	N/A
1,365.000	30.00%	5.1500%	N/A
1,260.000	20.00%	5.1500%	N/A
1,155.000	10.00%	5.1500%	N/A
1,102.500	5.00%	5.1500%	N/A
1,060.500	1.00%	5.1500%	N/A
1,050.000	0.00%	5.1500%	N/A
997.500	-5.00%	5.1500%	N/A
995.925	-5.15%	5.1500%	N/A
945.000	-10.00%	5.1500%	N/A
840.000	-20.00%	5.1500%	N/A
839.895	-20.01%	N/A	5.1375%
796.740	-24.12%	N/A	0.0000%
735.000	-30.00%	N/A	-7.3500%
630.000	-40.00%	N/A	-19.8500%
525.000	-50.00%	N/A	-32.3500%
420.000	-60.00%	N/A	-44.8500%
315.000	-70.00%	N/A	-57.3500%
210.000	-80.00%	N/A	-69.8500%
105.000	-90.00%	N/A	-82.3500%
0.000	-100.00%	N/A	-94.8500%

(1)	A Trigger Event occurs if the Ending Underlying Level of either Underlying is less than its Starting Underlying Level by more than its Buffer Amount.

The following examples illustrate how the total payments on the notes if the notes have not been automatically called in different hypothetical scenarios are calculated.

Example 1: The notes have not been automatically called prior to maturity and the level of the Lesser Performing Underlying increases from the Starting Underlying Level of 1,050 to an Ending Underlying Level of 1,102.50 — a Trigger Event has not occurred. Because the notes have not been automatically called prior to maturity and a Trigger Event has not occurred, the investor receives total payments of $1,051.50 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $51.50 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

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Example 2: The notes have not been automatically called prior to maturity and the level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 1,050 to an Ending Underlying Level of 840 — a Trigger Event has not occurred. Because the notes have not been automatically called prior to maturity and a Trigger Event has not occurred, even though the Ending Underlying Level of the Lesser Performing Underlying of 840 is less than its Starting Underlying Level of 1,050, the investor receives total payments of $1,051.50 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $51.50 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 3: The notes have not been automatically called prior to maturity and the level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 1,050 to an Ending Underlying Level of 525 — a Trigger Event has occurred. Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Lesser Performing Underlying Return is -50%, the investor receives total payments of $676.50 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $51.50 per $1,000 principal amount note over the term of the notes and a payment at maturity of $625 per $1,000 principal amount note. The total payments over the term of the notes, for each $1,000 principal amount note, are calculated as follows:

$1,000 + [$1,000 × (-50% + 20%) × 1.25] + $51.50 = $676.50

Example 4: The notes have not been automatically called prior to maturity and the level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 1,050 to an Ending Underlying Level of 0 — a Trigger Event has occurred. Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Lesser Performing Underlying Return is -100%, the investor receives total payments of $51.50 per $1,000 principal amount note over the term of the notes, consisting solely of interest payments of $51.50 per $1,000 principal amount note over the term of the notes. The total payments over the term of the notes, for each $1,000 principal amount note, are calculated as follows:

$1,000 + [$1,000 × (-100% + 20%) × 1.25] + $51.50 = $51.50

What Is the Total Return on the Notes upon Automatic Call if the Notes Are Automatically Called?

The following table and examples illustrate the hypothetical total return on the notes if the notes are automatically called on a Call Date.

Call Settlement Date	Note Total Return (1)
First	1.2875%
Second	2.5750%
Final	3.8625%

(1)	If on any Call Date, the closing level or closing price, as applicable, of each Underlying is greater than or equal to its Starting Underlying Level, the notes will be automatically called on that Call Date. If the notes are automatically called, on the relevant Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding that Call Settlement Date.

The following examples illustrate how, if the notes are automatically called, the total payments on the notes in different hypothetical scenarios are calculated.

Example 1: The level of the Lesser Performing Underlying increases from the Starting Underlying Level of 1,050 to a closing level of 1,060.50 on the first Call Date. Because the closing level of each Underlying on the first Call Date is greater than its Starting Underlying Level, the notes are automatically called, and the investor receives total payments of $1,012.875 per $1,000 principal amount note, consisting of an interest payment of $12.875 per $1,000 principal amount note and a payment upon automatic call of $1,000 per $1,000 principal amount note.

Example 2: The level of the Lesser Performing Underlying on each Call Date prior to the final Call Date is less than of the Starting Underlying Level of 1,050, and the level of the Lesser Performing Underlying increases from the Starting Underlying Level of 1,050 to a closing level of 1,060.50 on the final Call Date. Although the level of the Lesser Performing Underlying on each of the Call Dates prior to the Final Call Date is less than the Starting Underlying Level of 1,050, because the closing level of each Underlying on the final Call Date is greater than its Starting Underlying Level, the notes are automatically called, and the investor receives total payments of $1,038.625 per $1,000 principal amount note, consisting of interest payments of $38.625 per $1,000 principal amount note and a payment upon automatic call of $1,000 per $1,000 principal amount note.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Historical Information

The following graphs show the historical weekly performance of the iShares® MSCI EAFE ETF and the Russell 2000® Index from January 4, 2008 through October 11, 2013. The closing price of one share of the iShares® MSCI EAFE ETF on October 11, 2013 was $64.44. The closing level of the Russell 2000® Index on October 11, 2013 was 1,084.31.

We obtained the various closing levels or closing prices, as applicable, of the Underlyings below from Bloomberg Financial Markets, without independent verification. The historical levels and prices of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level or closing price, as applicable, of either Underlying on any Call Date or the Observation Date. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your principal. We make no representation as to the amount of dividends, if any, that the Fund will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Fund.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived

JPMorgan Structured Investments — Single Observation Auto Callable Yield Notes Linked to the Lesser Performing of the iShares® MSCI EAFE ETF and the Russell 2000® Index	PS-9

from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity or Upon Automatic Call, Assuming a Range of Performances for the Lesser Performing Underlying?” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Exposure to Each of the Underlyings” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this pricing supplement, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-31 of the accompanying product supplement no. 8-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General

JPMorgan Structured Investments — Single Observation Auto Callable Yield Notes Linked to the Lesser Performing of the iShares® MSCI EAFE ETF and the Russell 2000® Index	PS-10

Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

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